Exhibit 10.32

THE 2009 AMPHENOL EXECUTIVE INCENTIVE PLAN

1.     Purpose.  Amphenol Corporation (the “Company”) has established the 2009 Amphenol Executive Incentive Plan (the “Executive Incentive Plan”) to provide incentive compensation in the form of a cash bonus incentive award (“Award”) to eligible Employees. The Executive Incentive Plan is effective as of January 1, 2009.

2.     Administration.  The Executive Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the power, right and duty to interpret, construe and administer the provisions of the Executive Incentive Plan. All decisions, actions or interpretations of the Committee, including decisions, actions or interpretations regarding eligibility to participate and grant of Awards, shall be final, conclusive and binding upon all of the parties. The Company shall indemnify and hold harmless the Committee and its members to the extent allowed under applicable law against all claims, liabilities, fines and penalties and all expenses reasonably incurred by or imposed upon the Committee or any of its members (including, but not limited to, reasonable attorney’s fees) which arise as a result of its or their good faith actions or failure to act in connection with the operation and administration of the Executive Incentive Plan. The Company shall pay all costs associated with the administration of the Executive Incentive Plan.

3.     Employee.  Subject to such additional limitations or restrictions as the Committee may impose, the term “Employee” shall mean persons who are employed by the Company and its subsidiaries.

4.     Calculation of Incentive Awards.  Eligible Employees of the Company, including the top five most highly compensated employees, will have awards under the Executive Incentive Plan primarily determined by performance against quantitative measures established at the beginning of each plan year. In addition, consideration will be given, when appropriate, to certain quantitative factors as further described below. The quantitative portion of the Executive Incentive Plan is based on a formula that considers the Company’s achievement and/or each group’s achievement and/or each operating unit’s achievement and/or each individual’s achievement of performance targets and/or goals. The targets and/or goals include revenue, operating income, operating cash flow, return on investment, return on sales, organic growth and contribution to growth in earnings per share (“EPS”). Quantitative factors considered in the formula include accomplishment against budget, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, and/or other specific individual objectives impacting Company performance, customer satisfaction, cost reductions, productivity improvement and quality management.

Results of the formula are then applied against a target bonus which is expressed as a fixed percentage of base salary paid. The maximum payment to an eligible employee for any performance period is two times the target bonus. The maximum Award any eligible Employee may receive under the Executive Incentive Plan for any performance period is $4.0 million. The performance period will be the fiscal year of the Company. The Committee may adjust performance based payments if unusual and unanticipated market conditions materially impact the Company’s or an operating unit’s growth and/or performance. The Committee has sole discretion to determine when such an adjustment should be made.

5.     Cash Bonus Incentive Award.  Awards are intended to provide payment of additional compensation to an Employee as determined by the Committee in its sole discretion. The Committee may grant Awards to Employees only. Any Award shall be paid as soon as practicable upon the Committee’s determination to make such Award but in no event no later than ninety (90) calendar days following the end of the Plan year.

6.     Unfunded Plan; No Interest in Company Assets.  No Employee or other person shall have any right, title or interest in any Award prior to the payment thereof or in any property of the Company. All Awards shall be paid from the general assets of the Company. To the extent that any Employee, former

Employee, or any other person acquires a right to receive an Award or payment of an Award under the Executive Incentive Plan, such right shall be no greater than the right of a general unsecured creditor of the Company. Nothing contained in the Executive Incentive Plan, and no actions taken in operation of the Executive Incentive Plan, shall create or be construed to create a trust of any kind, require the segregation or set aside of any funds or other property for the purposes of paying any amounts under the Executive Incentive Plan or create a fiduciary relationship between the Company and any Employee, former Employee or any other person.

7.     No Alienation of Benefits.  Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, Awards shall not be assignable or transferable, either voluntarily or involuntarily, and, during the lifetime of the Employee, payment of an Award shall be made only to the Employee.

8.     Withholding for Taxes.  Notwithstanding any other provision of the Executive Incentive Plan, the Company reserves the right to withhold from any Award such amount or amounts as may by required for purposes of complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, any state’s income tax act or any applicable similar local, foreign or other laws.

9.     Amendment and Termination.  The Committee has the right to amend, suspend, modify or terminate the Executive Incentive Plan in whole or in part and for any reason and without the consent of the Employees. No amendment, suspension, modification or termination of any provision of the Executive Incentive Plan shall change the terms and conditions of any Award to which an Employee has otherwise become entitled under the provisions of the Executive Incentive Plan without the Employee’s consent.

10.   Governing Law.  The Executive Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

11.   Non-ERISA Plan.  The Executive Incentive Plan is intended to be a cash bonus plan and is not intended to be an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

12.   No Right to Continued Employment.  Nothing contained in the Executive Incentive Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company or any subsidiary, or as a limitation of the rights of the Company or any subsidiary to discharge any of its Employees, with or without cause, or as to affect or enlarge the employment rights, if any, of any Employee.